EXHIBIT 99.1
NEWS RELEASE

Visa Inc. Declares Quarterly Dividend

San Francisco, CA, July 19, 2016 - Visa Inc. (NYSE: V) today announced that its board of directors declared a quarterly cash dividend of $0.14 per share of class A common stock (determined in the case of class B and C common stock and series B and C convertible participating preferred stock on an as-converted basis), payable on September 6, 2016, to all holders of record of the Company's class A, B and C common stock and series B and C convertible participating preferred stock as of August 19, 2016.

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About Visa Inc.
Visa Inc. (NYSE: V) is a global payments technology company that connects consumers, businesses, financial institutions, and governments in more than 200 countries and territories to fast, secure and reliable electronic payments. We operate one of the world’s most advanced processing networks - VisaNet - that is capable of handling more than 65,000 transaction messages a second, with fraud protection for consumers and assured payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, pay ahead of time with prepaid or pay later with credit products. For more information, visit usa.visa.com/about-visa, visacorporate.tumblr.com and @VisaNews.

Contacts:

Media Relations
Connie Kim, +1 212-521-3962, globalmedia@visa.com

Investor Relations
Victoria Hyde-Dunn, +1 650-432-7644, ir@visa.com